As filed with the Securities and Exchange Commission on May 26, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________

DYNEGY INC.
(Exact name of registrant as specified in its charter)
____________________________________

Delaware	20-5653152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Louisiana Street, Suite 5800 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
____________________________________

Dynegy Inc. 2000 Long Term Incentive Plan
Dynegy Inc. 2001 Non-Executive Stock Incentive Plan
Dynegy Inc. 401(k) Savings Plan
Dynegy Inc. 2002 Long Term Incentive Plan
Dynegy Inc. Deferred Compensation Plan
Dynegy Inc. Deferred Compensation Plan for Certain Directors
Dynegy Midwest Generation, Inc. 401(k) Savings Plan
Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement
Dynegy Northeast Generation, Inc. Savings Incentive Plan
Dynegy Inc. 2010 Long Term Incentive Plan
(Full title of the plan)
____________________________________

J. Kevin Blodgett
General Counsel and Executive Vice President, Administration
1000 Louisiana Street, Suite 5800
Houston, Texas 77002
(Name and address of agent for service)
(713) 507-6400
(Telephone Number, including area code, of agent for service)
____________________________________

Copy to:
J. Eric Johnson
Locke Lord Bissell & Liddell LLP
600 Travis St., Suite 2800
Houston, Texas 77002
(713) 226-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
____________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01	14,595,800 (3)	$ 1.125	$ 16,420,275	$1,170.76 (6)
Plan Interests (4)	$1,000,000	100%	$ 1,000,000	$71.30 (6)
Deferred Compensation Obligations (5)	$20,000,000	100%	$ 20,000,000	$1,426.00 (6)
Total				$ 2,668.06 (6)

(1)
Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Dynegy Northeast Generation, Inc. Savings Incentive Plan, Dynegy Inc. 401(K) Savings Plan, Dynegy Midwest Generation, Inc. 401(k) Savings Plan, Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement, Dynegy Inc. Deferred Compensation Plan and Dynegy Inc. Deferred Compensation Plan for Certain Directors. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also registered hereunder.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) under the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock of the registrant on the New York Stock Exchange on May 21, 2010.

(3)
This registration statement registers the issuance of an aggregate of 14,595,800 shares of the common stock of the registrant, par value $0.01 per share, of which 1,360,438 shares are issuable pursuant to the Dynegy Inc. 2000 Long Term Incentive Plan; 1,101,014 shares are issuable pursuant to the Dynegy Inc. 2001 Non-Executive Stock Incentive Plan; 4,608,793 shares are issuable pursuant to the Dynegy Inc. 401(K) Savings Plan; 1,507,242 shares are issuable pursuant to the Dynegy Inc. 2002 Long Term Incentive Plan; 919,325 shares are issuable pursuant to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan; 1,378,988 shares are issuable pursuant to the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement; and 20,000 shares are issuable pursuant to the Dynegy Northeast Generation, Inc. Savings Incentive Plan (collectively, the “Previously Registered Plans”); and 3,700,000 shares are issuable pursuant to the Dynegy Inc. 2010 Long Term Incentive Plan (the “2010 Plan”; together with the Previously Registered Plans, the “Plans”).  The shares issuable pursuant to the Previously Registered Plans have been adjusted to reflect a 1-for-5 reverse stock split that was effective on May 25, 2010.

(4)
The plan interests being registered hereby are the unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Dynegy Inc. Deferred Compensation Plan.

(5)
The deferred compensation obligations are unsecured obligations of the registrant to pay deferred compensation in the form of cash in the future in accordance with the terms of the Dynegy Inc. Deferred Compensation Plan for Certain Directors. The plan permits a participant to receive payment in shares of common stock of the registrant or cash with respect to his or her company deferral account balance.

(6)
The registrant previously filed a registration statement on Form S-8 on April 2, 2007, File No. 333-141810 (the “Prior Registration Statement”), to register shares of its common stock, plan interests and deferred compensation obligations, which were to be issued, offered and sold, and/or paid pursuant to the Previously Registered Plans. On May 26, 2010, the registrant filed a Post-Effective Amendment No. 1 to the Prior Registration Statement (the “Post-Effective Amendment”) to (a) deregister all shares of its common stock, plan interests and deferred compensation obligations subject to outstanding awards (“Outstanding Securities”) under the Previously Registered Plans so that such Outstanding Securities can be transferred to this registration statement, which is being filed concurrently with the Post-Effective Amendment, and (b) deregister all shares of its common stock, plan interests and deferred compensation obligations not subject to outstanding awards (“Excess Securities”) under the Previously Registered Plans so that the registration fees previously paid in connection with such Excess Securities can be offset against registration fees payable under this registration statement. This registration statement on Form S-8 registers all of the Outstanding Securities, adjusted to reflect a 1-for-5 reverse stock split that was effective on May 25, 2010.   This registration statement also covers (x) the registration of 3,700,000 shares of common stock for issuance pursuant to the 2010 Plan, which was approved by the registrant’s stockholders on May 21, 2010, and (y) the registration of an additional 6,000,000 shares of common stock for the Company’s various 401(k) plans, each as described above. In accordance with Rule 457(p) under the Securities Act and consistent with General Instruction E to Form S-8, the aggregate dollar amount of registration fees payable in connection with this registration statement is being offset by the $1,027 in registration fees previously paid for the Excess Securities under the Prior Registration Statement.  Therefore, the total registration fees payable herewith are $1,641.06.

Introductory Statement

All references to “Dynegy,” “the Company,” “we,” “our,” or “us” in this registration statement are to Dynegy Inc. and its direct and indirect subsidiaries.

We previously filed the Prior Registration Statement (File No. 333-141810) with the Securities and Exchange Commission (“SEC”) on April 2, 2007 (as defined on the cover page hereto) to register shares of our common stock, plan interests and deferred compensation obligations, which were to be issued, offered and sold, and/or paid pursuant to the Previously Registered Plans (as defined on the cover page hereto).  On May 26, 2010, we filed the Post-Effective Amendment (as defined on the cover page hereto) to the Prior Registration Statement to (a) deregister the Outstanding Securities (as defined on the cover page hereto) under the Previously Registered Plans so that such Outstanding Securities can be transferred to this registration statement and (b) deregister the Excess Securities (as defined on the cover page hereto) under the Previously Registered Plans so that the registration fees previously paid in connection with such Excess Securities can be offset against registration fees payable under this registration statement.   This registration statement on Form S-8 registers all of the Outstanding Securities previously covered by the Prior Registration Statement, adjusted to reflect a 1-for-5 reverse stock split that was effective on May 25, 2010.  In connection with the foregoing, we have, in accordance with Rule 457(p) under the Securities Act, carried over registration fees previously paid under the Prior Registration Statement to offset registration fees payable under this registration statement.  See the cover page of this registration statement for additional information.

This registration statement also registers (a) 3,700,000 shares of our common stock for issuance pursuant to the 2010 Plan (as defined on the cover page hereto), which was approved by our stockholders on May 21, 2010, and (b) an additional 6,000,000 shares of our common stock (together with an indeterminate number of plan interests) for issuance pursuant to Company’s various 401(k) plans.  See the cover page of this registration statement for additional information.

On March 2, 2010, our Board of Directors unanimously adopted an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at a reverse split ratio of 1-for-5. This amendment was subsequently approved by our stockholders at the 2010 Annual Meeting of Stockholders held May 21, 2010. As a result of the amendment, the number of Outstanding Securities covered by this registration statement were proportionately reduced based on the reverse split ratio.  As a result of the stockholder approval of the reverse stock split, the number of shares of common stock approved by the stockholders for issuance pursuant to the 2010 Plan was also proportionately reduced based on the reverse split ratio to 3,700,000 shares.

The contents of the Prior Registration Statement (File No. 333-141810) previously filed by us with the SEC on April 2, 2007 are incorporated by reference in this registration statement in accordance with General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or given to each participant in the Plans as may be required by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the SEC, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by us with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of any Current Report on Form 8-K) are incorporated by reference in this registration statement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 25, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed on May 10, 2010;

•	our Current Reports on Form 8-K dated December 30, 2009 (filed January 4, 2010), March 3, 2010 (filed March 5, 2010) and May 21, 2010 (filed May 25, 2010);

•	the description of our common stock in our Registration Statement on Form 8-A/A filed on May 25, 2010 and including any amendment or report filed for the purpose of updating such description;

•	the Dynegy Midwest Generation, Inc. 401(k) Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008;

•	the Dynegy Inc. 401(K) Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008;

•	the Dynegy Northeast Generation, Inc. Savings Incentive Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008; and

•	the Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008.

In addition, all documents filed by the Company and the Plans pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained hereby modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The following discussion summarizes the material indemnification provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) and the registrant’s Second Amended and Restated Certificate of Incorporation.

Pursuant to Section 145 of the DGCL, the registrant generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the registrant’s best interests and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Moreover, Section 145 of the DGCL provides that the registrant has the power to purchase and maintain insurance on behalf of its current and former directors, officers, employees and agents.

The registrant’s amended and restated Second Amended and Restated Certificate of Incorporation provides mandatory indemnification to any party who is or was a director or officer of the registrant or who is or was serving as a director or officer of another entity at the request of the registrant to the fullest extent permitted by the DGCL. The registrant’s Second Amended and Restated Certificate of Incorporation also provides that any indemnification will be made in a specific case only as authorized by the registrant’s board of directors, a committee of the board of directors, independent legal counsel or the stockholders, upon a determination that indemnification is proper in the circumstances because the indemnitee met the applicable standard of conduct set forth in the registrant’s Second Amended and Restated Certificate of Incorporation. However, if a current or former director or officer has been successful in the defense of any covered action or proceeding, such person will be indemnified against expenses actually and reasonably incurred.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	—Second Amended and Restated Certificate of Incorporation of Dynegy Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 25, 2010).

3.2	—Amended and Restated Bylaws of Dynegy Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dynegy Inc. filed on December 11, 2009).

4.1 †	—Dynegy Inc. 2010 Long Term Incentive Plan.

5.1†	—Opinion of Locke Lord Bissell & Liddell LLP, including the consent of such firm.

23.1 †	—Consent of Ernst & Young LLP.

23.2 †	—Consent of McConnell & Jones LLP.

23.3 †	—Consent of Locke Lord Bissell & Liddell LLP (contained in the opinion of counsel filed as Exhibit 5.1).

24.1 †	—Powers of Attorney (included on the signature pages hereof).

†	Filed herewith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2010.

DYNEGY INC.

By: /s/ BRUCE A. WILLIAMSON
Bruce A. Williamson
Chairman of the Board, President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints J. Kevin Blodgett, Kent R. Stephenson and Heidi D. Lewis, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this registration statement with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ BRUCE A. WILLIAMSON Bruce A. Williamson	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 26, 2010

/s/ HOLLI C. NICHOLS Holli C. Nichols	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 26, 2010

/s/ TRACY A. MCLAUCHLIN Tracy A. McLauchlin	Senior Vice President and Controller (Principal Accounting Officer)	May 26, 2010

/s/ DAVID W. BIEGLER David W. Biegler	Director	May 26, 2010

/s/ THOMAS D. CLARK, JR. Thomas D. Clark, Jr.	Director	May 26, 2010

/s/ VICTOR E. GRIJALVA Victor E. Grijalva	Director	May 26, 2010

/s/ PATRICIA A. HAMMICK Patricia A. Hammick	Director	May 26, 2010

/s/ HOWARD B. SHEPPARD Howard B. Sheppard	Director	May 26, 2010

/s/ WILLIAM L. TRUBECK William L. Trubeck	Director	May 26, 2010

Pursuant to the requirements of the Securities Act of 1933, the administer of the Dynegy Inc. 401(K) Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2010.

DYNEGY INC. 401(K) SAVINGS PLAN

By:	/s/ Julius Cox
Julius Cox
Vice President, Human Resources

Pursuant to the requirements of the Securities Act of 1933, the administer of the Dynegy Inc. Deferred Compensation Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2010.

DYNEGY INC. DEFERRED COMPENSATION PLAN

By:	/s/ Julius Cox
Julius Cox
Vice President, Human Resources

Pursuant to the requirements of the Securities Act of 1933, the administer of the Dynegy Inc. Deferred Compensation Plan for Certain Directors has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2010.

DYNEGY INC. DEFERRED COMPENSATION PLAN FOR CERTAIN DIRECTORS

By:	/s/ Julius Cox
Julius Cox
Vice President, Human Resources

Pursuant to the requirements of the Securities Act of 1933, the administer of the Dynegy Midwest Generation, Inc. 401(K) Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2010.

DYNEGY MIDWEST GENERATION, INC. 401(K) SAVINGS PLAN

By:	/s/ Julius Cox
Julius Cox
Vice President, Human Resources

Pursuant to the requirements of the Securities Act of 1933, the administer of the Dynegy Midwest Generation, Inc. 401(K) Savings Plan for Employees Covered under a Collective Bargaining Agreement has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2010.

DYNEGY MIDWEST GENERATION, INC. 401(K) SAVINGS PLAN FOR EMPLOYEES COVERED UNDER A COLLECTIVE BARGAINING AGREEMENT

By:	/s/ Julius Cox
Julius Cox
Vice President, Human Resources

Pursuant to the requirements of the Securities Act of 1933, the administer of the Dynegy Northeast Generation, Inc. Savings Incentive Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2010.

DYNEGY NORTHEAST GENERATION, INC. SAVINGS INCENTIVE PLAN

By:	/s/ Julius Cox
Julius Cox
Vice President, Human Resources

EXHIBIT INDEX

Exhibit Number	Description
3.1	—Second Amended and Restated Certificate of Incorporation of Dynegy Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dynegy Inc. filed on May 25, 2010).

3.2	—Amended and Restated Bylaws of Dynegy Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dynegy Inc. filed on December 11, 2009).

4.1 †	—Dynegy Inc. 2010 Long Term Incentive Plan.

5.1†	—Opinion of Locke Lord Bissell & Liddell LLP, including the consent of such firm.

23.1 †	—Consent of Ernst & Young LLP.

23.2 †	—Consent of McConnell & Jones LLP.

23.3 †	—Consent of Locke Lord Bissell & Liddell LLP (contained in the opinion of counsel filed as Exhibit 5.1).

24.1 †	—Powers of Attorney (included on the signature pages hereof).

†	Filed herewith